INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CCB Financial Corporation


We consent to the use of our report dated January 21, 1997 included in CCB Financial Corporation's Form 10-K for the year ended December 31, 1996 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement to register 149,008 shares of stock to be issued pursuant to the American Federal Bank, FSB Amended and Restated 1988 Stock Option and Incentive Plan.

Our report dated January 21, 1997 refers to the fact that on January 1, 1994, CCB Financial Corporation adopted the provisions of Statement of Financial Accounting Standards No.
115, "Accounting for Certain Investments in Debt and Equity
Securities".


                                   KPMG PEAT MARWICK LLP

Raleigh, North Carolina
August 22, 1997